Exhibit 10.1

AMENDMENT TO LIMITED WAIVER, DEFERRAL AND AMENDMENT AND RESTATEMENT AGREEMENT

THIS AMENDMENT TO LIMITED WAIVER, DEFERRAL AND AMENDMENT AND RESTATEMENT AGREEMENT (this “Amendment”) is dated and effective as of April 1, 2024 between REED’S, INC., a Delaware corporation (the “Company”), the Holders party hereto, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Holder Representative and Collateral Agent (the “Agent”).

WHEREAS, the parties have previously entered into various waivers of certain provisions and amendments of, and waivers of Defaults and Events of Default with regard to, the Notes, including that certain Limited Waiver, Deferral and Amendment and Restatement Agreement, dated as of February 12, 2024 (the “February 2024 Agreement”), among the Company, the Holders party thereto and the Agent.

WHEREAS, the parties desire to amend the terms of the February 2024 Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto, intending to be legally bound hereby, agree as follows:

1. Incorporation of Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the 10% Secured Convertible Notes, as amended (each, a “Note”, and collectively, the “Notes”), issued by the Company pursuant to that certain Note Purchase Agreement, dated as of May 9, 2022, as amended (the “Note Purchase Agreement”), between the Company, the Holder Representative and each purchaser on the schedule of purchasers thereto.

2. Representations and Warranties. The Company hereby represents and warrants that after giving effect to this Amendment, all representations and warranties contained in the Notes and the February 2024 Agreement are true and correct, in all material respects, on and as of the date hereof, except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (b) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

3. Amendments. Subject to satisfaction of the conditions precedent set forth in Section 7 of this Amendment and the Company’s compliance with Section 4 of this Amendment:

(a) All references to “March 31, 2024” contained in Section 3(a), Section 3(c) and Section 4(a)(iv) of the February 2024 Agreement shall be replaced by “April 30, 2024”;

(b) All references to “April 1, 2024” contained in Section 4(a)(iv) of the February 2024 Agreement shall be replaced by “May 1, 2024”;

(c) Section 6(b)(iv) of the February 2024 Agreement is amended, restated and replaced in its entirety with the following:

On or after March 31, 2024, the Company completes the offer and sale of newly issued shares of Common Stock, which may include one or more securities convertible into, or exchangeable or exercisable for, shares of Common Stock (such securities, the “Other Securities”), resulting in the conversion of each of the Simple Agreements for Future Equity (the “SAFEs”) dated on or after February 7, 2024 through March 31, 2024 (such offer and sale, the “Equity Offering”).

(d) Item 5 of Annex A of the February 2024 Agreement is amended, restated and replaced in its entirety with the following:

The Company’s failure to timely pay (a) on or prior to the date hereof the Amortization Payments due on December 1, 2023, January 1, 2024 and February 1, 2024 as required by Section 2(b) of the Notes, (b) on or prior to March 1, 2024 the Amortization Payment due on March 1, 2024 as required by Section 2(b) of the Notes, (c) on or prior to April 1, 2024 the Amortization Payment due on April 1, 2024 as required by Section 2(b) of the Notes, or (d) on or prior to the date hereof the Excess ABL Fee as required under Section 12(g) of the Notes.

(e) Clause (n) of the definition of the term “Permitted Indebtedness” included in Annex B and Annex C of the February 2024 Agreement is amended, restated and replaced in its entirety with the following:

(n) Indebtedness in favor of the ABL Lenders arising under the ABL Debt Documents not to exceed in the aggregate at any time outstanding or committed the sum of (i) (A) on or after [●]* but prior to April 30, 2024, or, on or after October 1, 2024, $7,500,000 or (B) on or after to May 1, 2024, but prior to October 1, 2024, $8,000,000, plus (ii) the aggregate principal amount of Notes voluntarily converted into Conversion Consideration pursuant to Section 4 of each applicable Note, in each case subject to the terms of the Intercreditor Agreement; provided that the sum of the amounts in clauses (i) and (ii) above shall not exceed $10,000,000 at any time; and

(f) The definition of the term “Maturity Date” included in the final Form of Amended and Restated Option Notes attached as Annex C of the February 2024 Agreement is amended, restated and replaced in its entirety with the following:

“Maturity Date” means the earlier of (i) March 31, 2025 and (ii) ninety-one (91) days before the scheduled maturity of any unsecured Indebtedness incurred by the Borrower that is junior in right of payment to the Note Obligations.

4. Partial Payment of Interest. On April 1, 2024, the Company shall pay to the Holders, by wire transfer in immediately available funds, $100,000 of Interest accrued through the date of this Amendment on the Option Notes (as defined in the February 2024 Agreement). If the Company fails to comply with this Section 4, this Amendment and the February 2024 Agreement (including, without limitation, the waivers provided in Section 3 of the February 2024 Agreement as amended by this Amendment) shall immediately terminate, and all such previously waived Events of Default shall be deemed to have occurred and be continuing for all purposes of the Notes and the Note Documents.

5. Acknowledgement and Agreement of Outstanding ABL Excess Fees. The Company and the Holders acknowledge and agree that a complete listing of all fees payable pursuant to Section 12(g) of the Notes as of the date of this Amendment is set forth on Annex A hereto.

* To be the A&R Effective Date.

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6. Releases.

(a) The Company, on behalf of itself and each of the Note Parties (and on behalf of each Affiliate thereof) and for itself and for its successors in title and assignees and, to the extent the same is claimed by right of, through or under any of the Note Parties, for its past, present and future employees, agents, representatives (other than legal representatives), officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agent, and each of the Holders in their respective capacities as such under the Note Documents, and the Agent’s and each Holder’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Agent and each of the Holders or any of their respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals would be liable if such persons or entities were found to be liable to any Releasing Party or any of them (collectively, hereinafter the “Releasees”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, crossclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, rights of setoff and recoupment, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise, whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Releasees, and which are, in each case, based on any act, fact, event or omission or other matter, cause or thing occurring at any time prior to or on the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Notes or any other Note Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”); provided, that, no Releasing Party shall have any obligation with respect to Claims to the extent such Claims are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Releasee. Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 6.

(b) The Company, on behalf of each Note Party, itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Note Party pursuant to Section 6(a) of this Amendment. If any Note Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Note Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

7. Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Agent (at the direction of all Holders):

(a) This Amendment shall have been duly executed and delivered by the Company, the Agent, and the Majority Holders, and the Agent shall have received evidence thereof.

(b) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

(c) The Company shall have paid all outstanding fees and expenses of King & Spalding LLP, counsel to the Holders, and of the Agent, each as invoiced through the date prior to the date hereof.

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8. Disclosure. The Company shall, no later than 9:00 a.m., New York City time, on the first Business Day after the date hereof (the “Disclosure Time”), issue a press release or file a Current Report on Form 8-K with the Commission disclosing the material terms of this Amendment and attaching this Amendment as an exhibit thereto. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Holder or include the name of any Holder in any filing with the Commission or any regulatory agency, without the prior written consent of such Holder, except as required by federal securities law in connection with any registration statement contemplated by the Registration Rights Agreement.

9. Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.

10. Reaffirmation of Obligations. The Company hereby ratifies the Note Documents and acknowledges and reaffirms (a) that it is bound by all terms of the Note Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

11. Note Document. This Amendment shall constitute a Note Document under the terms of each Note.

12. Multiple Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

13. Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14. Consent to Jurisdiction; Service of Process; Agreement of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in subsections 13(h) and 13(i) of the Notes are hereby incorporated by reference.

15. Agent Authorization. Each of the undersigned Holders hereby authorizes and directs Agent to execute and deliver this Amendment on its behalf and, by its execution below, each of the undersigned Holders agrees to be bound by the terms and conditions of this Amendment. In executing this Amendment, the Agent shall be entitled to all of the rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Note Documents.

[Signature page follows]

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IN WITNESS WHEREOF, this Amendment to Limited Waiver, Deferral and Amendment and Restatement Agreement has been duly executed and delivered by each of the parties hereto as of the date first above written.

COMPANY:		HOLDER REPRESENTATIVE:

Reed’s, Inc.		Wilmington Savings Fund Society, FSB,
solely in its capacity as the Holder Representative

By:	/s/ Norman E. Snyder, Jr.	By:
Name:	Norman E. Snyder, Jr.	Name:
Title:	CEO	Title:

HOLDERS:		COLLATERAL AGENT:

Whitebox Multi-Strategy Partners, LP		Wilmington Savings Fund Society, FSB,
solely in its capacity as the Collateral Agent

By:		By:
Name:		Name:
Title:		Title:

Whitebox Relative Value Partners, LP

By:
Name:
Title:

Pandora Select Partners, LP

By:
Name:
Title:

Whitebox GT Fund, LP

By:
Name:
Title:

[Signature Page to Amendment to Limited Waiver, Deferral and Amendment and Restatement Agreement]

Annex A to

Amendment to Limited Waiver, Deferral and Amendment and Restatement Agreement

Fees payable pursuant to Section 12(g) with respect to Indebtedness in favor of the ABL Lenders arising under the ABL Debt Documents as of each date listed below:

●	December 31, 2022 – $647,676

●	January 31, 2023 – $337,345

●	February 28, 2023 – $211,358

●	March 31, 2023 – $197,776

●	April 30, 2023 – $234,359.40

●	May 31, 2023 – $0.00

●	June 30, 2023 – $0.00

●	July 31, 2023 – $11,843.00

●	August 31, 2023 – $216,941.00

●	September 30, 2023 – $251,043.52

●	October 31, 2023 – $125,088.20

●	November 30, 2023 – $393,193.78

●	December 31, 2023 – $404,494.66

●	January 31, 2024 – $360,713.27

●	February 29, 2024 – $146,821.41

●	March 31, 2024 – $197,644.47

The amount of fees payable with respect to November 30, 2023, December 31, 2023, January 31, 2024, February 29, 2024 and March 31, 2024 will each be reduced by $150,000.00 (with the resulting amount on any such date not being reduced to an amount below $0.00) if the A&R Effective Date occurs on or prior to April 30, 2024.